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                                                                      Exhibit 1

                                 [LOGO OMITTED]

                                 PRESS RELEASE




                                                      PARIS, DECEMBER 22ND, 2000




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    THE HIGH COURT OF THE UNITED KINGDOM APPROVES AXA'S PROPOSALS FOR THE
    FINANCIAL REORGANISATION OF THE INHERITED ESTATE OF AXA EQUITY AND LAW
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AXA UK, the UK subsidiary of the AXA Group, today received High Court approval to proceed with the financial reorganisation of the Inherited Estate of AXA Equity & Law, which amounts to (Pound)1.7 billion.

The High Court approval, which is necessary for restructurings of this kind, means that AXA can go ahead with its reorganisation on 1 January 2001, unless an appeal disrupts the timetable.

As a consequence of this decision, a part of the assets of AXA Equity & Law which have been accumulated over the years (referred to as the Inherited Estate) will be attributed to AXA as the shareholder, the other part being attributed to the policyholders.

- AXA can merge the life assurance policies and associated assets of AXA Equity & Law and AXA Sun Life. This will make the structure of the company simpler and more manageable.

- AXA will also distribute (Pound)225 million of the orphan assets to with profits policyholders, in the form of reorganisation bonuses, which will enhance their policies when they mature. The amount of the bonus will vary, depending on the policy, but nearly all policyholders will get a reorganisation bonus.

- The holders of some 542,000 policies, representing 79 percent of policies by value, chose to accept AXA's proposals : to receive an incentive payment of an average

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   amount of (Pound)400 per policy and to give up the prospect of any future distributions from the Inherited Estate. The payments will be sent to policyholders by the end of February 2001.



The Inherited Estate is currently used as working capital to support the operation of the with profits business. It will continue to be used in the same way following the financial reorganisation and will remain in the fund for the forseeable future to support new business plans and continue to provide a high level of financial strength for with profits policyholders.

The reorganisation of the AXA Equity & Law Inherited Estate will have no immediate impact on AXA's consolidated profit and loss account and will only affect shareholders' equity in 2001.




IMPORTANT LEGAL INFORMATION

Certain statements in this press release that are neither reported financial results nor other historical information, are forward-looking statements, including, but not limited to statements that are predictions of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties and can be affected by other factors, that could cause actual results and company plans and objectives to differ materially from those expressed or implied in the forward-looking statements (or from past results). Such risks, uncertainties and factors include the intensity of competition from other financial institutions, AXA's experience with regard to mortality and morbidity trends, lapse rates and policy renewal levels relating to AXA's life and health insurance operations, the frequency, severity and development of property and casualty claims including catastrophic events which are uncertain in nature and policy renewal rates relating to AXA's property casualty business, market risks related to fluctuations in interest rates, equity market prices and foreign currency exchange rates, the use of derivatives and AXA's ability to hedge such exposures effectively and counterparty credit risk, AXA's ability to develop, distribute and administer competitive products and services in a cost-effective manner and its ability to develop information technology and management information systems to support strategic goals while continuing to control costs and expenses, AXA's visibility in the market place and the financial and claims paying ratings of its insurance subsidiaries, AXA's access to adequate financing to support its future business, the effect of changes in regulation and laws affecting AXA's businesses including changes in tax laws affecting insurance and annuity products as well as operating income and changes in accounting and reporting practices, the costs of defending litigation and the risk of unanticipated material adverse outcomes in such litigation, adverse political developments around the world and the effect of future acquisitions. AXA undertakes no obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information or future events circumstances or otherwise.







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   This press release is also available on AXA Group web site : www.axa.com

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MEDIA RELATIONS                          INVESTOR RELATIONS
                                         NEW YORK
Christophe DUFRAUX: 33.1.40.75.46.74     Gregory WILCOX : 1.212.314.40.40
Emmanuelle ISNARD: 33.1.40.75.47.22      Caroline PORTEL : 1.212.314.61.82

                                         PARIS
                                         Marie-Flore BACHELIER: 33.1.40.75.49.45
                                         Anne-Karin DURANTE: 33.1.40.75.57.91
                                         Rebecca ANTONIOU : 33.1.40.75.49.05

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